Exhibit 10.1

SECOND AMENDMENT TO LOAN AGREEMENT AND

SECOND AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE

This Second Amendment to Loan Agreement and Second Amendment to Senior Secured Convertible Note (this “Amendment”) is entered into as of July 31, 2026 (the “Amendment Date”), by and among:

CDT Equity Inc., a Delaware corporation (the “Company”);

CDT Equity Ltd., a company incorporated in England and Wales (company no. 13885643) (the “Subsidiary Guarantor”, and together with the Company, the “Obligors”); and

J.J. Astor & Co., a Utah corporation (the “Lender”).

RECITALS

A. On June 11, 2026, the Company and the Lender entered into that certain Loan Agreement (the “Original Loan Agreement”) and the Company issued to the Lender that certain Senior Secured Convertible Note in the original principal amount of $1,971,000 (the “Original Note”), together with the Security Agreement, the Registration Rights Agreement, the Guaranty Agreement, the Payment Direction Agreement, the Warrant, the Deposit Account Control Agreement (Blocked Account), dated June 25, 2026, among the Company, the Lender, and East West Bank (the “DACA”), and the other Transaction Documents (as defined in the Original Loan Agreement).

B. On June 30, 2026, the Company and the Lender entered into an Amended and Restated Loan Agreement and an Amended and Restated Senior Secured Convertible Note, which, among other things, amended and restated the payment schedule and certain other terms (the Original Loan Agreement, as so amended, the “Loan Agreement”; the Original Note, as so amended, the “Note”; and together with all other Transaction Documents, the “Transaction Documents”).

C. The Company did not make the Minimum Installment Payments otherwise due on July 17, 2026 (Installment #2), July 24, 2026 (Installment #3), and July 31, 2026 (Installment #4), in each case as numbered under the Note prior to giving effect to this Amendment, each in the amount of $82,125.00, and did not file the Registration Statement by July 26, 2026 (collectively, the “Accommodated Matters”).

D. The Lender has not delivered any notice of Event of Default, notice of acceleration, or other demand under the Transaction Documents in respect of the matters described in Recital C, and nothing in this Amendment shall be construed as a waiver of, or an election of remedies with respect to, any right of the Lender under the Transaction Documents or applicable law.

E. The parties desire to amend the Loan Agreement and the Note to (i) provide for the treatment of the Accommodated Matters on the terms and conditions set forth herein, (ii) reschedule the remaining Minimum Installment Payments, (iii) increase the ATM Waterfall Distribution percentage payable to the Lender from Eighty Percent (80%) to Ninety Percent (90%), and (iv) provide for the Restructuring Premium and interest at the Amendment Rate described in Section 4.5 hereof, all as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Loan Agreement, the Note, or the other Transaction Documents, as applicable. As used in this Amendment: (a) “Registration Statement” means the Resale Registration Statement as defined in the Loan Agreement; (b) “DACA Account” means the deposit account of the Company that is subject to the DACA; and (c) “Guaranty” means the Guaranty Agreement referred to in Recital A, being the subsidiary guarantee dated June 11, 2026 executed by the Subsidiary Guarantor in favor of the Lender and also referred to in the Loan Agreement as the Subsidiary Guarantee.

ARTICLE II ACCOMMODATION

Section 2.1 Accommodation. Subject to the satisfaction of each of the conditions set forth in Section 5.1 of this Amendment and the Company’s continued compliance with the Transaction Documents as amended hereby, the Lender hereby agrees that the Accommodated Matters identified in Recital C above shall not constitute, and shall not be deemed to have constituted, an Event of Default under the Note, the Loan Agreement, or any other Transaction Document (the “Accommodation”). The Accommodation shall become effective as of the Amendment Date upon the satisfaction of the conditions set forth in Section 5.1.

Section 2.2 Scope of Accommodation; No Modification of Rights. The Accommodation set forth in Section 2.1 is limited solely to the Accommodated Matters identified herein and shall not be deemed to (a) waive any other existing or future Event of Default (whether known or unknown), (b) waive any rights or remedies of the Lender arising from or relating to any Event of Default other than the Accommodated Matters, (c) constitute a course of dealing or obligate the Lender to grant any future waiver, or (d) amend, modify, or impair any other term, covenant, or condition of the Transaction Documents. If the Company fails to make any Minimum Installment Payment on any Scheduled Payment Date (as amended hereby) or otherwise breaches any term of the Transaction Documents, the Accommodation shall be automatically and immediately voided, whereupon each of the Accommodated Matters shall constitute an immediate Event of Default, without notice or demand, as of the date such matter first arose and as though the Accommodation had never been granted, and the Lender shall be entitled to exercise all rights and remedies available under the Transaction Documents and applicable law.

Section 2.3 Registration Statement Covenant. Notwithstanding Section 2.1, the Lender expressly reserves all rights, remedies, and claims arising from the Company’s failure to timely file the Registration Statement, and the Company covenants to file the Registration Statement with the SEC no later than August 31, 2026, registering for resale two hundred percent (200%) of the number of shares of Common Stock issuable upon conversion in full of the Amended Principal Balance, including the Restructuring Premium and all interest accruing at the Amendment Rate through the Amended Maturity Date, at the Floor Price then in effect, determined as of the date of filing, and without regard to the Exchange Cap or the Beneficial Ownership Cap, together with the shares of Common Stock underlying the Warrant and the Make Whole Shares, and to cause the same to be declared effective no later than September 11, 2026. Any failure to satisfy the foregoing covenant shall constitute an immediate Event of Default under the Note. Such reservation of rights shall survive the effectiveness of this Amendment. The Registration Rights Agreement is hereby amended to replace the filing deadline of July 26, 2026 set forth therein with August 31, 2026, and to provide that the Registrable Securities thereunder include all securities described in this Section 2.3; except as so amended, the Registration Rights Agreement remains in full force and effect.

ARTICLE III AMENDMENTS TO LOAN AGREEMENT

Section 3.1 Amendment to ATM Waterfall Distributions. The definition of “Payment Direction Agreement” in the Loan Agreement is hereby amended by deleting the ATM Waterfall Distributions set forth therein in their entirety and replacing them with the following:

“ATM Waterfall Distributions” means the following allocation of the net proceeds of each ATM Financing, as set forth in the Payment Direction Agreement:

(i) Ninety Percent (90%) of all ATM Financing net proceeds shall be distributed to the Lender until the Note has been paid in full, including the Amended Principal Balance, the Restructuring Premium, all interest accrued at the Amendment Rate, and any applicable Default Amount, without regard to whether any Minimum Installment Payment is then due or has been satisfied for the relevant week; and

(ii) The ATM Waterfall Distribution arrangement set forth in this definition shall remain in full force and effect and may not be rescinded, modified, or suspended by the Company without the prior written consent of the Lender.”

Section 3.2 Amendment to Weekly Installment Payments Definition. The definition of “Weekly Installment Payments” in the Loan Agreement is hereby amended to read in its entirety as follows:

“Weekly Installment Payments” means the twenty-three (23) remaining weekly installment payments of $104,187.65 each under the Note, commencing on August 19, 2026 (the “Amended Commencement Date”) and continuing on each Wednesday thereafter through January 20, 2027 (the “Amended Maturity Date”), provided that any such payment otherwise due on a day that is not a Business Day shall be due on the immediately preceding Business Day, which payments shall amortize in full the Amended Principal Balance, including the Restructuring Premium, together with all interest accruing thereon at the Amendment Rate, in each case as provided in Section 4.5 of the Second Amendment.”

Section 3.3 Conforming Amendments to ATM Percentages. Each provision of the Loan Agreement that gives effect to the ATM Waterfall Distributions, including Section 4.10 (ATM Financing; Payment Direction Agreement; Deposit Account Control), is hereby amended by replacing each reference to “Eighty Percent (80%)” or “80%” with “Ninety Percent (90%)” or “90%”, as applicable. For the avoidance of doubt, the ATM Waterfall Distributions as amended by Section 3.1 of this Amendment apply in lieu of the tiered allocation previously set forth in the definition of “Payment Direction Agreement” in the Loan Agreement, being Eighty Percent (80%) until the applicable weekly installment payment was satisfied, Fifty Percent (50%) thereafter, and Eighty Percent (80%) upon an Event of Default.

Section 3.4 ATM Program and Listing Covenants. Article IV of the Loan Agreement is hereby amended by adding the following covenants, each of which shall apply from the Amendment Date until the Note is paid in full: (a) the Company shall maintain the Sales Agreement, dated October 23, 2024, as amended, with A.G.P./Alliance Global Partners in full force and effect, shall maintain an effective registration statement and current prospectus permitting sales thereunder, and shall not suspend, reduce, or terminate the ATM Financing or decline to deliver a placement notice thereunder; (b) the Company shall effect ATM Financings generating net proceeds of not less than $115,765.00 in each calendar week, commencing with the calendar week in which the Company files its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and in any event no later than the calendar week commencing August 10, 2026, such that the Lender’s Ninety Percent (90%) share is not less than the applicable Minimum Installment Payment, and the Company shall not apply, and shall not direct or permit A.G.P. or East West Bank to apply, any ATM Financing net proceeds to any other obligation prior to satisfaction in full of the amounts then payable to the Lender; (c) the Company shall maintain the listing of the Common Stock on The Nasdaq Capital Market and shall not take, or omit to take, any action that would reasonably be expected to result in delisting; (d) the Company shall deliver to the Lender copies of all correspondence with Nasdaq regarding continued listing, and notice of any deficiency, hearing, or determination, within one (1) Business Day of receipt; (e) the Company shall irrevocably direct A.G.P. in writing to remit, and shall cause A.G.P. to remit, all net proceeds of each ATM Financing solely and directly to the DACA Account, and to no other account of the Company or of any other Person, shall not amend, revoke, supersede, or deliver any instruction inconsistent with such direction without the Lender’s prior written consent, and shall maintain such direction in full force and effect until the Note has been paid in full; and (f) the Company shall deliver to the Lender, no later than ten (10) Business Days after the Amendment Date, irrevocable transfer agent instructions executed by the Company and acknowledged in writing by Continental Stock Transfer & Trust Company, reflecting the 1-for-10 reverse stock split of the Common Stock effective July 17, 2026 and the share reservation required by Section 3.6 of this Amendment. Any breach of this Section 3.4 shall constitute an immediate Event of Default under the Note.

Section 3.5 Stockholder Approval. Section 4.06 of the Loan Agreement is hereby amended to provide that the Company shall convene its annual meeting of stockholders no later than August 28, 2026 and use its reasonable best efforts to obtain Stockholder Approval on or before such date, and shall solicit proxies in favor thereof and cause its board of directors to recommend approval. If Stockholder Approval is not obtained by such date, the Company shall convene an additional meeting of stockholders not less than once in each calendar quarter thereafter until Stockholder Approval is obtained. Any failure to comply with this Section 3.5 shall constitute an immediate Event of Default under the Note.

Section 3.6 Share Reservation. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free from preemptive rights, a number of shares equal to not less than two hundred percent (200%) of the number of shares issuable upon conversion in full of the Amended Principal Balance, including the Restructuring Premium and all interest accruing at the Amendment Rate, at the Floor Price, together with the Make Whole Shares and the shares issuable upon exercise of the Warrant. If at any time the number of authorized but unissued shares of Common Stock is insufficient for such purpose, the Company shall promptly take all corporate action necessary to increase its authorized Common Stock, including convening a meeting of stockholders and soliciting proxies in favor thereof. Any failure to comply with this Section 3.6 shall constitute an immediate Event of Default under the Note.

Section 3.7 SEC Reporting; Sarborg Financial Statements. The Company shall (a) file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 with the SEC no later than August 14, 2026, (b) cause to be prepared and filed, within the periods required by the rules and regulations of the SEC, all separate financial statements of Sarborg Limited required to be filed by reason of the Company’s investment in Sarborg Limited, together with any audit or review reports of independent accountants required in connection therewith, (c) remain in compliance with Nasdaq Listing Rule 5250(c)(1) and satisfy any compliance plan submitted to Nasdaq, and (d) promptly, and in any event within one (1) Business Day, notify the Lender of any determination that any previously issued financial statements should no longer be relied upon, of any notice from its independent accountants, and of any anticipated delay in any filing described in this Section 3.7. Any failure to comply with this Section 3.7 shall constitute an immediate Event of Default under the Note.

ARTICLE IV AMENDMENTS TO NOTE

Section 4.1 Amendment to Payment Schedule. Section 2(a) of the Note is hereby amended by (i) replacing all references to Minimum Installment Payments commencing June 18, 2026 or July 10, 2026 (as previously amended) with a reference to twenty-three (23) Minimum Installment Payments of $104,187.65 each commencing on August 19, 2026, and (ii) replacing the “Scheduled Payment Dates” with the dates set forth in the schedule below, each of which shall be a Business Day (for clarity, the installment that would otherwise fall on Wednesday, November 11, 2026 is scheduled for Tuesday, November 10, 2026, the immediately preceding Business Day, as November 11, 2026 is a federal holiday):

Scheduled Payment Date	Installment #	Amount Due	Day of Week
August 19, 2026	2	$104,187.65	Wednesday
August 26, 2026	3	$104,187.65	Wednesday
September 2, 2026	4	$104,187.65	Wednesday
September 9, 2026	5	$104,187.65	Wednesday
September 16, 2026	6	$104,187.65	Wednesday
September 23, 2026	7	$104,187.65	Wednesday
September 30, 2026	8	$104,187.65	Wednesday
October 7, 2026	9	$104,187.65	Wednesday
October 14, 2026	10	$104,187.65	Wednesday
October 21, 2026	11	$104,187.65	Wednesday
October 28, 2026	12	$104,187.65	Wednesday
November 4, 2026	13	$104,187.65	Wednesday
November 10, 2026	14	$104,187.65	Tuesday
November 18, 2026	15	$104,187.65	Wednesday
November 25, 2026	16	$104,187.65	Wednesday
December 2, 2026	17	$104,187.65	Wednesday
December 9, 2026	18	$104,187.65	Wednesday
December 16, 2026	19	$104,187.65	Wednesday
December 23, 2026	20	$104,187.65	Wednesday
December 30, 2026	21	$104,187.65	Wednesday
January 6, 2027	22	$104,187.65	Wednesday
January 13, 2027	23	$104,187.65	Wednesday
January 20, 2027	24	$104,187.65	Wednesday

Section 4.2 ATM Percentages in Note. To the extent the Note contains any reference to “Eighty Percent (80%)” or “80%” in connection with ATM Financing net proceeds, whether directly or by incorporation of the ATM Waterfall Distributions from the Loan Agreement, each such reference is hereby amended to read “Ninety Percent (90%)” or “90%”, as applicable, consistent with the amended ATM Waterfall Distributions set forth in Section 3.1 of this Amendment.

Section 4.3 Amendment to “Maturity Date” Definition. The definition of “Maturity Date” in Section 1 of the Note is hereby amended to replace the reference to the original final maturity date with January 20, 2027 as the Amended Maturity Date, on which date the entire remaining Amended Principal Balance, including the Restructuring Premium and all other amounts then outstanding under the Note, shall be due and payable in full, subject to earlier acceleration upon an Event of Default.

Section 4.4 No Remaining Grace Periods. In connection with the Accommodation set forth in Article II hereof, the Company acknowledges and agrees that the two (2) Grace Periods permitted under Section 5(a)(i) of the Note have been fully utilized and that no Grace Period remains available under the Note, such that following the Amendment Date any failure by the Company to pay a Minimum Installment Payment in full on the applicable Scheduled Payment Date shall constitute an immediate Event of Default without any cure period, notice, or demand. For the avoidance of doubt, nothing in this Section 4.4 shall constitute a waiver of any other provision of the Note.

Section 4.5 Restructuring Premium; Amended Principal Balance. In consideration of the Lender’s agreement to the rescheduling and other accommodations set forth herein, the Company and the Lender agree that, effective as of the Amendment Date, the outstanding principal balance under the Note is increased by $377,775.00 (the “Restructuring Premium”), such that the aggregate outstanding principal balance under the Note as of the Amendment Date is $2,266,650.00 (the “Amended Principal Balance”). The Restructuring Premium is fully earned as of the Amendment Date upon execution and delivery of this Amendment, is not subject to rebate, proration, or refund for any reason, shall not be affected by and shall survive any failure of the conditions set forth in Section 5.1 to be satisfied, any failure of the Accommodation to become effective, and any voiding of the Accommodation pursuant to Section 2.2, and shall be treated as principal of the Note for all purposes of the Transaction Documents, including for purposes of conversion, prepayment, and the calculation of any Default Amount. The Restructuring Premium shall be paid as part of the Minimum Installment Payments and in any event in full on or before the Amended Maturity Date, without prejudice to the Lender’s right to apply ATM Financing net proceeds, DACA Account balances, or any prepayment to the Restructuring Premium at any time. Each Minimum Installment Payment shall be applied first to accrued and unpaid interest at the Amendment Rate and then to the Amended Principal Balance, including the Restructuring Premium. The Minimum Installment Payments have been calculated to amortize the Amended Principal Balance, including the Restructuring Premium, together with all interest accruing at the Amendment Rate, in full on the Amended Maturity Date, and the final Minimum Installment Payment shall be increased or decreased as necessary to pay in full all amounts then outstanding under the Note. Each party acknowledges that the Restructuring Premium is not a penalty or a forfeiture but rather a reasonable estimate, agreed between sophisticated parties represented by counsel, of the Lender’s costs, lost opportunity, and diminished credit position arising from the rescheduling of the Minimum Installment Payments and the extension of the Amended Maturity Date, the actual amount of which would be impracticable or extremely difficult to determine. Interest shall accrue on the Amended Principal Balance from and after July 21, 2026 (the date on which an Event of Default would first have occurred under Section 5(a)(i) of the Note but for the Accommodation) at the rate of nineteen percent (19%) per annum, compounded daily on the basis of a 360-day year (the “Amendment Rate”), calculated on the Amended Principal Balance outstanding from time to time after giving effect to payments applied thereto. Interest accruing at the Amendment Rate is in addition to, and does not duplicate, the Restructuring Premium, which compensates the Lender solely for the period ending on July 21, 2026. Neither the Restructuring Premium nor interest at the Amendment Rate limits, satisfies, or is in lieu of any liquidated damages, fees, costs, or other amounts included in the definition of “Default Amount” in Section 1 of the Note, all of which remain payable in accordance with the Note. Interest accruing at the Amendment Rate shall be payable as part of the Minimum Installment Payments, provided that the Lender may apply ATM Financing net proceeds, DACA Account balances, or any prepayment to accrued interest at any time.

Section 4.6 Amendment Conversion Price; Make Whole Shares. Notwithstanding any holding period or other restriction on conversion set forth in Section 2 of the Note, from and after the Amendment Date and without regard to whether an Event of Default has occurred, the Lender may convert all or any portion of the Amended Principal Balance, including the Restructuring Premium and all accrued and unpaid interest at the Amendment Rate, into shares of Common Stock at a price per share (the “Amendment Conversion Price”) equal to the greater of (a) seventy percent (70%) of the lowest volume-weighted average price of the Common Stock during the twenty (20) consecutive Trading Days immediately preceding the applicable conversion date and (b) the Floor Price. If the Floor Price applies to any conversion at the Amendment Conversion Price, the Company shall issue Make Whole Shares calculated in accordance with the Note as though such conversion were a conversion of the Default Amount, and to the extent the issuance of any Make Whole Shares would cause the Maximum Conversion Shares to be exceeded absent Stockholder Approval, the Company shall settle the value of such excess in cash, in immediately available funds, within three (3) Business Days of the applicable conversion date, valued at the closing market price of the Common Stock on such conversion date. Conversions at the Amendment Conversion Price remain subject to (i) the Maximum Conversion Shares as defined in the Loan Agreement, which, as provided in the Note, may not exceed the Exchange Cap of 19.99% of the Company’s outstanding shares of Common Stock calculated on a non-diluted basis absent Stockholder Approval, (ii) the Beneficial Ownership Cap of 4.99% of the Company’s then-outstanding Common Stock, which the Lender may increase to 9.99% in its sole discretion upon notice to the Company, and (iii) the Conversion Price Reductions set forth in the Note, and the Maximum Conversion Shares shall be subject to appropriate increase upon any reduction of the Amendment Conversion Price thereunder.

Section 4.7 Default Rate Step-Up. If at any time after the Amendment Date an Event of Default occurs, including any Event of Default arising under Section 2.2 hereof upon the voiding of the Accommodation, then, in addition to and without limiting the Default Amount or any other right or remedy of the Lender under the Transaction Documents, the Amendment Rate shall automatically increase from nineteen percent (19%) per annum to twenty-four percent (24%) per annum, compounded daily on the basis of a 360-day year, without notice, demand, or any further act of the Lender, and shall continue at such increased rate until all Obligations have been paid in full. Such increase shall apply retroactively to the entire period from and after July 21, 2026, and interest for that period shall be recalculated at twenty-four percent (24%) per annum in lieu of, and not in addition to, interest previously accrued at nineteen percent (19%) per annum. All interest accruing at the increased rate shall be due and payable on demand and, if not paid, shall be added to and constitute principal of the Note for all purposes of the Transaction Documents, including for purposes of conversion at the Amendment Conversion Price, and shall be secured by the Collateral and guaranteed by the Subsidiary Guarantor under the Guaranty. Each party acknowledges that the increased rate is a reasonable estimate, agreed between sophisticated parties represented by counsel, of the additional cost and risk to the Lender of a further Event of Default following the accommodations granted herein, and is not a penalty or a forfeiture.

ARTICLE V CONDITIONS TO EFFECTIVENESS

Section 5.1 Conditions to the Accommodation. This Amendment shall become effective as of the Amendment Date upon its execution and delivery by each of the parties. The effectiveness of the Accommodation set forth in Article II, and only the Accommodation, is subject to the satisfaction of each of the following conditions, and no other provision of this Amendment is conditioned upon any of them:

(a) The Lender shall have received this Amendment, duly executed and delivered by each Obligor.

(b) No Event of Default (other than the Accommodated Matters addressed in Article II hereof) shall have occurred and be continuing.

(c) The representations and warranties of the Obligors set forth herein and in the Transaction Documents shall be true and correct in all material respects as of the Amendment Date.

(d) The Payment Direction Agreement shall have been amended and/or restated (or a new Payment Direction Agreement executed) to (i) reflect the amended ATM Waterfall Distributions (Ninety Percent (90%)) set forth in Section 3.1 of this Amendment, (ii) replace each reference therein to “Eighty Percent (80%)” or “80%” with “Ninety Percent (90%)” or “90%”, as applicable, including in Section 3 and Section 5 thereof, (iii) provide that the Minimum ATM Shares covenant in Section 5 thereof is measured against the Amended Principal Balance, including the Restructuring Premium and all interest accruing at the Amendment Rate through the Amended Maturity Date, (iv) amend Section 7(b) thereof to provide that the Company may not assign, transfer, or delegate any of its rights or obligations thereunder without the Lender’s prior written consent, and (v) provide that all net proceeds of each ATM Financing shall be remitted solely and directly to the DACA Account and to no other account of the Company or of any other Person, and shall have been delivered to the Lender and executed by AGP/Alliance Global Partners.

(e) The Company shall have delivered to the Lender a certificate of an authorized officer setting forth the adjustments to the Conversion Price, the Floor Price, the Maximum Conversion Shares, the number of shares issuable upon exercise of the Warrant, and the Warrant exercise price, in each case giving effect to the 1-for-10 reverse stock split of the Common Stock that became effective on July 17, 2026, and confirming that no further adjustment is required in respect thereof.

(f) The Lender shall have received (i) resolutions of the board of directors of the Company and (ii) a written resolution of the board of directors or sole Managing Director of the Subsidiary Guarantor, in each case certified as of the Amendment Date by an officer or director of the relevant Obligor as being in full force and effect, authorizing the execution, delivery, and performance of this Amendment and, in the case of the Subsidiary Guarantor, its consent to the increase in the obligations guaranteed under the Guaranty.

(g) The Lender shall have received the Irrevocable Payment Instructions contemplated by the Payment Direction Agreement, in form and substance acceptable to the Lender in all respects, executed by the Company and acknowledged in writing by AGP/Alliance Global Partners, directing that all net proceeds of each ATM Financing be remitted solely and directly to the DACA Account and to no other account of the Company or of any other Person.

Section 5.2 Effect of Non-Satisfaction. If any condition set forth in Section 5.1 is not satisfied, the Accommodation shall not become effective, but this Amendment shall otherwise remain in full force and effect in accordance with its terms, including Article III, Article IV (and in particular the Restructuring Premium, the Amended Principal Balance, the Amendment Rate, the Amendment Conversion Price, and the Default Rate Step-Up), Article VI, and Article VII, and the Lender shall retain all rights and remedies in respect of the matters described in Recital C as though the Accommodation had never been granted. No failure of any condition set forth in Section 5.1 shall reduce, rebate, refund, or otherwise affect the Restructuring Premium or any interest accrued at the Amendment Rate.

ARTICLE VI REPRESENTATIONS AND WARRANTIES

Section 6.1 Obligor Representations. Each Obligor represents and warrants to the Lender, as of the Amendment Date, that:

(a) It has the corporate power and authority to execute, deliver, and perform its obligations under this Amendment. The execution, delivery, and performance of this Amendment has been duly authorized by all necessary corporate action.

(b) This Amendment constitutes the legal, valid, and binding obligation of each Obligor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally.

(c) After giving effect to the Accommodation, no Event of Default has occurred and is continuing under any Transaction Document.

(d) No material adverse change in the business, operations, financial condition, assets, liabilities, or prospects of either Obligor has occurred since March 31, 2026, the date of the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter then ended, filed with the SEC on July 15, 2026.

(e) The Amended Principal Balance of $2,266,650.00 is due and owing to the Lender as of the Amendment Date, together with accrued and unpaid interest thereon at the Amendment Rate from July 21, 2026, is not subject to any defense, setoff, counterclaim, recoupment, reduction, or deduction of any kind, and each Obligor waives any right to assert any of the foregoing. Each Obligor acknowledges that the Restructuring Premium constitutes valid consideration bargained for at arm’s length and has been fully earned by the Lender as of the Amendment Date.

(f) No judgment against either Obligor has resulted in any lien, levy, attachment, garnishment, or execution upon any Collateral or upon the DACA Account, no Obligor shall permit any such result, and each Obligor shall notify the Lender within one (1) Business Day of any enforcement step taken by any judgment creditor.

(g) As of the Amendment Date, the Company reaffirms the representations set forth in the recitals to the Payment Direction Agreement as to the ATM Maximum Offering Capacity of $76,077,218, and represents that, under the Sales Agreement and under an effective registration statement and current prospectus permitting sales thereunder, it may offer and sell shares of Common Stock having an aggregate offering price of not less than the Available ATM Capacity, which is $75,710,913.47 as of the Amendment Date, the Company having effected no sales of Common Stock or Common Stock Equivalents under the ATM Financing since June 11, 2026, and that such Available ATM Capacity is sufficient to fund the ATM Financings required by Section 3.4(b) of this Amendment through the Amended Maturity Date. The Company shall notify the Lender within one (1) Business Day if the Available ATM Capacity at any time falls below the aggregate of the Minimum Installment Payments then remaining, or if the Company’s ability to offer and sell the full Available ATM Capacity becomes limited by any requirement of law or of the SEC, and any failure to give such notice shall constitute an immediate Event of Default under the Note.

ARTICLE VII MISCELLANEOUS

Section 7.1 Confirmation of Transaction Documents. Each Obligor hereby ratifies, confirms, and reaffirms in all respects its obligations under each of the Transaction Documents to which it is a party, as amended hereby. The Subsidiary Guarantor hereby confirms that its Guaranty remains in full force and effect and covers all obligations of the Company under the Transaction Documents, as amended hereby, including the Amended Principal Balance and the Restructuring Premium. The Subsidiary Guarantor consents to this Amendment and to the increase in the obligations guaranteed thereby, and waives any defense to enforcement of the Guaranty, and any right to be discharged or released in whole or in part, arising from this Amendment, the increase in the guaranteed obligations, the rescheduling of the Minimum Installment Payments, or the Lender’s forbearance from exercising any right or remedy. The Security Agreement, the DACA, and all security interests granted thereunder remain in full force and effect and are unaffected by this Amendment. The Company shall not amend, terminate, replace, or give any instruction under the DACA or in respect of the DACA Account without the Lender’s prior written consent, and any breach of this sentence shall constitute an immediate Event of Default. The Company further acknowledges and agrees that, from and after the Amendment Date and without regard to whether an Event of Default has occurred, the Lender may instruct East West Bank to transfer all available balances in the DACA Account to the Lender on each Business Day, without any further consent, instruction, or authorization of the Company, and the Company shall not contest, delay, or interfere with any such instruction.

Section 7.2 Effect of Amendment; Entire Agreement. Except as expressly modified by this Amendment, each of the Transaction Documents remains in full force and effect. In the event of any conflict between this Amendment and the Loan Agreement, the Note, or any other Transaction Document, the terms of this Amendment shall control. This Amendment, together with the Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, and understandings with respect to such subject matter.

Section 7.3 Reservation of Rights. Nothing in this Amendment shall be deemed to limit or modify any right, remedy, power, or privilege of the Lender under the Transaction Documents or applicable law, other than as expressly set forth herein. All such rights and remedies remain available to the Lender in accordance with their terms and shall be exercisable in full if the Accommodation is voided pursuant to Section 2.2 of this Amendment. No delay or forbearance by the Lender in exercising any right or remedy shall constitute a waiver thereof.

Section 7.4 Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Utah, without regard to the principles of conflict of laws thereof. The parties hereby submit to the exclusive jurisdiction of the state and federal courts sitting in Salt Lake County, Utah for the resolution of any dispute arising out of or relating to this Amendment.

Section 7.5 Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or PDF electronic signature), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 7.6 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 7.7 Costs and Expenses. The Company shall pay the reasonable and documented legal fees and expenses of the Lender’s counsel incurred in connection with the review of the Company’s payment failures, the preparation of default and reservation-of-rights correspondence, and the preparation, negotiation, and execution of this Amendment, together with all costs and expenses (including attorneys’ fees) incurred by the Lender in connection with any future enforcement of, or the exercise of any right or remedy under, the Transaction Documents. Such amounts shall be due on demand and, if not paid within five (5) Business Days of demand, shall be added to and constitute part of the Amended Principal Balance.

Section 7.8 Release. Each Obligor, on behalf of itself and its successors, assigns, and affiliates, hereby releases and forever discharges the Lender and its affiliates, officers, directors, employees, agents, and attorneys from any and all claims, demands, actions, causes of action, damages, costs, expenses, and liabilities of any kind, whether known or unknown, suspected or unsuspected, at law or in equity, that such Obligor now has or may have arising out of or relating to the Transaction Documents, the loans evidenced thereby, or any act or omission of the Lender on or prior to the Amendment Date, including any claim relating to the administration of the ATM Financing, the Payment Direction Agreement, or the DACA Account. Each Obligor acknowledges that it may hereafter discover facts different from or in addition to those it now believes to be true and agrees that this release shall remain effective notwithstanding any such discovery. This Section 7.8 shall survive the termination of this Amendment and the payment in full of the Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

J.J. ASTOR & CO.

By:	/s/ Michael Pope
Name:	Michael Pope
Title:	Chief Executive Officer
Date:	July 31, 2026

CDT EQUITY INC.

By:	/s/ Andrew Regan
Name:	Dr. Andrew Regan
Title:	Chief Executive Officer
Date:	July 31, 2026

CDT EQUITY LTD.
(solely with respect to Articles II, III, IV, V, VI, and VII, including the Restructuring Premium set forth in Section 4.5, and confirmation of the Guaranty)

By:	/s/ James Bligh
Name:	James Bligh
Title:	Managing Director
Date:	July 31, 2026

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